EXHIBIT 4.2

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

WARRANT TO PURCHASE STOCK

Company:	ZELTIQ AESTHETICS, INC., a Delaware corporation
Number of Shares:	125,000 (Subject to Section 1.7)
Class of Stock:	Series C Preferred (Subject to Section 1.7)
Warrant Price:	$1.40 per share (Subject to Section 1.7)
Issue Date:	January 14, 2009
Expiration Date:	The 10th anniversary after the Issue Date
Credit Facility:	This Warrant is issued in connection with the Growth Capital Advances referenced in the Loan and Security Agreement between Company and Silicon Valley Bank dated January 14, 2009.

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, SILICON VALLEY BANK (Silicon Valley Bank, together with any registered holder from time to time of this Warrant or any holder of the shares issuable or issued upon exercise of this Warrant, “Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of the Company at the Warrant Price, all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1. EXERCISE.

1.1 Method of Exercise. Holder may exercise this Warrant by delivering a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Article 1.2, Holder shall also deliver to the Company a check, wire transfer (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2 Conversion Right. In lieu of exercising this Warrant as specified in Article 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Article 1.3.

1.3 Fair Market Value. If the Company’s common stock is traded in a public market and the Shares are common stock, the fair market value of each Share shall be the closing price of a Share reported for the business day immediately before Holder delivers its

Notice of Exercise to the Company (or in the instance where the Warrant is exercised immediately prior to the effectiveness of the Company’s initial public offering, the “price to public” per share price specified in the final prospectus relating to such offering). If the Company’s common stock is traded in a public market and the Shares are preferred stock, the fair market value of a Share shall be the closing price of a share of the Company’s common stock reported for the business day immediately before Holder delivers its Notice of Exercise to the Company (or, in the instance where the Warrant is exercised immediately prior to the effectiveness of the Company’s initial public offering, the initial “price to public” per share price specified in the final prospectus relating to such offering), in both cases, multiplied by the number of shares of the Company’s common stock into which a Share is convertible. If the Company’s common stock is not traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment. In the instance where the Warrant is exercised immediately prior to the closing of an Acquisition, pursuant to which the consideration to stockholders pursuant to such Acquisition includes securities, (a) if the securities are traded on a public market, the fair market value of such securities shall be deemed to be the per share price received by all other holders of the Company’s Series C Preferred Stock in connection with the Acquisition; and (b) if the securities are not traded on a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.

1.4 Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.

1.5 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.6 Treatment of Warrant Upon Acquisition of Company.

1.6.1 “Acquisition”. For the purpose of this Warrant, “Acquisition” means any sale, exclusive license (other than in the ordinary course of the Company’s business), or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

1.6.2 Treatment of Warrant at Acquisition.

(a) Upon the written request of the Company, Holder agrees that, in the event of an Acquisition that is not an asset sale and in which the sole consideration is cash, either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will expire immediately prior to the consummation of such Acquisition. The Company shall provide Holder with written notice of its request relating to the foregoing (together with such reasonable information with respect to the treatment of this Warrant as Holder may reasonably request, which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

(b) Upon the written request of the Company, Holder agrees that, in the event of an Acquisition that is an “arms length” sale of all or substantially all of the Company’s assets (and only its assets) to a third party that is not an Affiliate (as defined below) of the Company (a “True Asset Sale”), either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will continue until the Expiration Date if the Company continues as a going concern following the closing of any such True Asset Sale. The Company shall provide Holder with written notice of its request relating to the foregoing (together with such reasonable information as Holder may reasonably request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

(c) Upon the written request of the Company, Holder agrees that, in the event of an Acquisition of the Company by a publicly traded acquirer where the Acquisition consideration is publicly traded stock or a combination of publicly traded stock and cash if, on the record date for the Acquisition, the fair market value of the Shares (or other securities issuable upon exercise of this Warrant) is equal to or greater than 3.5 times the Warrant Price, Company may require the Warrant be deemed automatically exercised and the Holder shall participate in the Acquisition as a holder of the Shares (or other securities issuable upon exercise of the Warrant) on the same terms as other holders of the same class of securities of the Company.

(d) Upon the closing of any Acquisition other than those particularly described in subsections (A), (B) and (C) above, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price and/or number of Shares shall be adjusted accordingly.

As used herein “Affiliate” shall mean any person or entity that owns or controls directly or indirectly ten (10) percent or more of the stock of Company, any person or entity that controls or is controlled by or is under common control with such persons or entities, and each of such person’s or entity’s officers, directors, joint venturers or partners, as applicable.

1.7 Adjustment in Underlying Preferred Stock Price and Exercise Price. If the Company sells and issues to investors its Series D Preferred Stock in a bona fide equity financing after the date of this Warrant and the per share price of the Series D Preferred Stock is less than that of the company’s Series C Preferred Stock, this Warrant shall, concurrent with the issuance of such shares of Series D Preferred Stock, automatically be adjusted to instead be exercisable for such Series D Preferred Stock, with the Warrant Price hereunder adjusted to equal the per share purchase price of such Series D Preferred Stock, and the number of such shares subject to this Warrant adjusted to equal (a) $175,000 divided by (b) such modified per share Warrant Price.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on the Shares payable in common stock, or other securities, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred. If the Company subdivides the Shares by reclassification or otherwise into a greater number of shares or takes any other action which increase the amount of stock into which the Shares are convertible, the number of shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2 Reclassification, Exchange, Combinations or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time (“Restated Certificate”) upon the closing of a registered public offering of the Company’s common stock. The Company or its successor shall promptly issue to Holder an amendment to this Warrant setting forth the number and kind of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution or other event that results in a change of the number and/or class of securities issuable upon exercise or conversion of this Warrant. The amendment to this Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Article 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3 Adjustments for Diluting Issuances. The Warrant Price and the number of Shares issuable upon exercise of this Warrant or, if the Shares are preferred stock, the number of shares of common stock issuable upon conversion of the Shares, shall be subject to adjustment, from time to time in the manner set forth in the Company’s Restated Certificate as if the Shares were issued and outstanding on and as of the date of any such required adjustment. The provisions set forth for the Shares in the Company’s Restated Certificate relating to the above in effect as of the Issue Date may not be amended, modified or waived by the Company, without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification or waiver affects the rights associated with all other shares of the same series and class as the Shares granted to Holder. The foregoing notwithstanding, the Company may amend its Restated Certificate with the requisite consent of the holders of the Company’s preferred stock or such holders may waive their rights thereunder, so long as such amendments or waivers do not materially and adversely affect the rights of Holder in a manner that materially and disproportionately discriminates against Holder in relation to the other holders of the Company’s preferred stock without Holder’s written consent.

2.4 No Impairment. The Company will not, by amendment of its Restated Certificate or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, except and to the extent waived or consented to in writing by Holder, or as otherwise specifically permitted under the terms hereof, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out of all the provisions of this Article 2 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Holder under this Article against impairment in a manner that materially and disproportionately discriminates against Holder in relation to all other holders of the Company’s Series C Preferred Stock. Notwithstanding the foregoing, nothing shall prohibit the Company from amending its Restated Certificate or consummate any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action with requisite consent of its Board of Directors or stockholders, as applicable.

2.5 Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.6 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company shall promptly notify Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company represents and warrants to Holder as follows:

(a) The initial Warrant Price referenced on the first page of this Warrant is not greater than the price per share at which the Shares were last issued in an arms-length transaction in which at least $500,000 of the Shares were sold.

(b) All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(c) The Company’s capitalization table attached hereto as Schedule 1 is true and complete as of the Issue Date.

3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon any of its stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for sale any shares of the Company’s capital stock (or other securities convertible into such capital stock), other than (i) pursuant to the Company’s stock option or other compensatory plans, (ii) in connection with commercial credit arrangements or equipment financings, or (iii) in connection with strategic transactions for purposes other than capital raising; (c) to effect any reclassification or recapitalization of any of its stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the Company’s securities for cash, then, in connection with each such event, the Company shall give Holder: (1) at least 10 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; (2) in the case of the matters referred to in (c) and (d) above at least 10 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights. Company will also provide information reasonably requested by Holder reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements.

3.3 Registration Under Securities Act of 1933, as amended. The Company agrees that the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall have certain “piggyback,” registration rights pursuant to and as set forth in the Company’s Investors’ Rights Agreement. The provisions set forth in the Company’s Investors’ Right Agreement relating to the above in effect as of the Issue Date may be amended, modified or waived so long as such amendments or waivers do not materially and adversely affect the rights of Holder in a manner that materially and disproportionately discriminates against Holder in relation to the other holders of the Company’s preferred stock without Holder’s written consent.

3.4 No Stockholder Rights. Except as provided in this Warrant, Holder will not have any rights as a stockholder of the Company until the exercise of this Warrant.

ARTICLE 4. REPRESENTATIONS, WARRANTIES OF HOLDER. Holder represents and warrants to the Company as follows:

4.1 Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder are being acquired on the date hereof for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that Holder has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2 Disclosure of Information. Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3 Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4 Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5 The Act. Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.

4.6 “Lock-Up” Agreement. Holder, if requested by the Company and the managing underwriter of the initial public offering of the Company’s equity securities (the “Initial Public Offering”), shall not sell or otherwise transfer or dispose of the Shares or any other securities of the Company (excluding securities acquired in the Initial Public Offering or in the public market after such offering) held by Holder for a period of 180 days (subject to extension as may be required to comply with Rule 2711 of the National Association of Securities Dealers, Inc. (or any successor rule thereto) but not exceeding 17 days) following the effective date of the registration statement for the Initial Public Offering; provided, that all stockholders of the Company then holding at least 1% of the outstanding common stock of the Company (“Common Stock”) (on an as-converted basis) and all officers and directors of the Company enter into similar agreements. Notwithstanding anything to the contrary in this Section, in the event there is any release from such lock-up restrictions, at any time or from time to time during the lock-up period, of more than 100,000 Shares held by any holder of the Company’s preferred stock (or the Common Stock issuable upon conversion of such shares) subject to such restrictions, Holder may sell, transfer or otherwise dispose of an equal percentage of Holder’s Shares (or Common Stock Issuable upon conversion of such Shares) originally subject to the such lock-up restrictions. The Company may impose stop-transfer instructions with respect to the Shares or other securities subject to the foregoing restriction until the end of such 180-day period.

ARTICLE 5. MISCELLANEOUS.

5.1 This Warrant is exercisable in whole or in part at any time and from time to time on or before the Expiration Date, or at such earlier time in accordance with Section 1.6.2 of this Warrant.

5.2 Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES

ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

5.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Silicon Valley Bank (“Bank”) to provide an opinion of counsel if the transfer is to Bank’s parent company, SVB Financial Group (formerly Silicon Valley Bancshares), or any other affiliate of Bank. Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of Rule 144, including without limitation, the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

5.4 Transfer Procedure. After receipt by Bank of the executed Warrant, Bank will transfer all of this Warrant to SVB Financial Group by execution of an Assignment substantially in the form of Appendix 2. Subject to the provisions of Article 5.3 and upon providing the Company with written notice, SVB Financial Group and any subsequent Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the Shares issuable directly or indirectly, upon conversion of the Shares, if any) to any transferee, provided, however, in connection with any such transfer, SVB Financial Group or any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable) and (ii) the transferee agrees to be bound by the provisions of this Warrant. The Company may refuse to transfer this Warrant or the Shares to any person or entity which directly competes with the Company, as determined in the Company’s reasonable business discretion unless, in either case, the stock of the Company is publicly traded. Any transferee shall take this Warrant subject to all provisions and restrictions contained herein.

5.5 Notices. All notices and other communications from the Company to Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or Holder, as the case may (or on the first business day after transmission by facsimile) be, in writing by the Company or such Holder from time to time. Effective upon receipt of the fully executed Warrant and the initial transfer described in Article 5.4 above, all notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

SVB Financial Group

Attn: Treasury Department

3003 Tasman Drive, HA 200

Santa Clara, CA 95054

Telephone: 408-654-7400

Facsimile: 408-496-2405

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

ZELTIQ AESTHETICS, INC.

Attn: Eldon Bullington

4698 Willow Road Pleasanton, CA 94588

Telephone: (925) 474-2500

Facsimile: (925) 474-2599

with a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attn: Michael W. Hall

Telephone: 650-328-4600

Facsimile: 650-463-2600

5.6 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8 Automatic Conversion upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion to Holder.

5.9 Counterparts. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.

5.10 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

[Signature page follows.]

“COMPANY”	Date:	JANUARY 23, 2009

ZELTIQ AESTHETICS, INC.

By:	/s/ Mitchell Levinson	By:	/s/ Eldon M. Bullington

Name:	Mitchell Levinson	Name:	ELDON M. BULLINGTON
	(Print)		(Print)
Title:	Chairman of the Board, President or Vice President	Title:	Chief Financial Officer, Secretary, Assistant Treasurer or Assistant Secretary

“HOLDER”

SILICON VALLEY BANK

By:	/s/ Ben Colombo

Name:	Ben Colombo

(Print)

Title:	Senior Relationship Manager

SCHEDULE 1

CAPITALIZATION TABLE

[See attached.]

Generated: 01/05/2009 9:11:27 AM PST

Zeltiq Aesthetics, Inc.

Fully Diluted Capitalization Table—Summary

As of 12/31/2008

	CSE Shares*	Total Fully Diluted Shares
COMMON STOCK (Authorized: 62,450,000)
Issued and Outstanding	3,030,829	3,030,829

PREFERRED STOCK (Authorized: 52,450,000)
SERIES A Preferred Stock (Authorized: 7,200,000)	7,200,000
SERIES B Preferred Stock (Authorized: 22,000,000)	20,275,000
SERIES C Preferred Stock (Authorized: 23,250,000)	17,945,856	45,420,856

WARRANTS
COMMON Stock	19,600	19,600

2005 Plan (Reserved: 8,350,000)
Shares Issuable Under Plan:
Options and SPRs Issued and Outstanding	4,946,174
Options and SPRs Committed for Issuance	0
Shares Remaining for Issuance Under Plan	974,000	5,920,174

Reserved in Plan	8,350,000
less: Options Exercised	2,429,826
less: SPRs Exercised	0

	5,920,174

Total shares issued and outstanding, including shares committed for issuance and employee reserves, assuming conversion of all convertible securities and exercise of all outstanding options		54,391,459

CSE Shares* Common Stock Equivalent (CSE) shares reflects the Common Stock issuable for the security type (option, stock, warrant, CPN) after the appropriate conversion ratio is applied to each individual outstanding security for the applicable security type, using standard rounding.

Footnotes:

Fully-Diluted Ownership

	Number of Shares	%
Common Stock	3,030,829	5.57%
SERIES A Preferred Stock	7,200,000	13.24%
SERIES B Preferred Stock	20,275,000	37.28%
SERIES C Preferred Stock	17,945,856	32.99%
COMMON Stock Warrants	19,600	0.04%
Options and SPRs issued and outstanding under plan - 2005 Plan	4,946,174	9.09%
Committed for Issuance - 2005 Plan		0.00%
Unissued Reserve - 2005 Plan	974,000	1.79%

TOTAL	54,391,459	100%

APPENDIX 1

NOTICE OF EXERCISE

1. Holder elects to purchase                  shares of the Common/Series              Preferred [strike one] Stock of ZELTIQ AESTHETICS, INC. pursuant to the terms of the attached Warrant, and tenders payment of the purchase price of the shares in full.

[or]

1. Holder elects to convert the attached Warrant into Shares/cash [strike one] in the manner specified in the Warrant. This conversion is exercised for                  of the Shares covered by the Warrant.

[Strike paragraph that does not apply.]

2. Please issue a certificate or certificates representing the shares in the name specified below:

Holders Name

(Address)

3. By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Article 4 of the Warrant as the date hereof.

HOLDER:

By:

Name:

Title:

(Date):

APPENDIX 2

ASSIGNMENT

For value received, Silicon Valley Bank hereby sells, assigns and transfers unto

Name:	SVB Financial Group
Address:	3003 Tasman Drive (HA-200)
Santa Clara, CA 95054

Tax ID:	91-1962278

that certain Warrant to Purchase Stock issued by ZELTIQ AESTHETICS, INC. (the “Company”), on January 14, 2009 (the “Warrant”) together with all rights, title and interest therein.

SILICON VALLEY BANK

By:

Name:

Title:

Date:

By its execution below, and for the benefit of the Company, SVB Financial Group makes each of the representations and warranties set forth in Article 4 of the Warrant and agrees to all other provisions of the Warrant as of the date hereof.

SVB FINANCIAL GROUP

By:

Name:

Title: